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AMSOUTH BANK      AmSouth Bank               Phone: (205) 801-0549
                  1900 5th Avenue North      Fax: (205) 801-0745
                  6th Floor
                  Birmingham, AL 35203

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                                August 30, 2002

Martin Industries, Inc.
Attention: Mr. James W. Truitt
Vice President and Chief Financial Officer
P.O. Box 128
Florence, Alabama 35631

Re: Line of Credit (Account #120435-524769); Loan Agreement dated January 7, 1993, as amended April 5, 1994, February 17, 1995, March 15, 1995,
         March 28, 1996, August 28, 1997, January 1, 2000, December 29, 2000,
         January 31, 2001, March 15, 2001, May 15, 2001, June 15, 2001,
         September 1, 2001, October 15, 2001, October 31, 2001, November 9, 2001, November 19, 2001, November 26, 2001, December 19, 2001, January 14, 2002, April 1, 2002, and July 1, 2002 (collectively "Loan Agreement") by and among Martin Industries, Inc. ("Martin Industries") and AmSouth Bank ("the Bank"). In this letter capitalized terms shall be given the meanings indicated in the Loan Agreement and/or in this letter.

Dear Mr. Truitt:

I am writing this letter to you concerning the indebtedness ("Indebtedness") referenced above of Martin Industries to the Bank and your recent request that the Loan Agreement be amended to effect an extension of the Line of Credit Termination Date. You have also requested a waiver of certain covenants included in the Loan Agreement.

In response to your requests, the Bank hereby amends the Loan Agreement as follows:

         A.       The definition of "Line of Credit Termination Date" in
Section 1.02 is amended as follows:

                  LINE OF CREDIT TERMINATION DATE shall
                  mean the earlier to occur of (a) the date on which an Event of Default occurs or
                  (b) November 4, 2002 (or such later
                  termination date as the Borrower and the Lender hereafter agree on in a written extension agreement pursuant to Section
                  3).

         B. Section 7.19 of the Loan Agreement is hereby amended to read in its entirety as follows:

         SECTION 7.19. STRATEGIC ALTERNATIVES. Martin Industries has informed the Bank that it is pursuing alternative financing to replace the credit provided by the Bank to Martin Industries and other available strategic alternatives, including one or more of the sale of equity securities in Martin Industries in a private placement or the sale of Martin Industries or


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         its assets. Martin Industries has engaged Argilus Investment Banking, an investment banking firm headquartered in Pittsford, New York ("Argilus"), to assist Martin Industries in exploring its strategic alternatives. Martin Industries represents to the Bank that it will use its reasonable best efforts to pursue one or more of the available strategic alternatives. Although there can be no assurance that any specific transaction or other strategic alternative will occur or as to the form that any possible transaction or other strategic alternative might take, Martin Industries covenants and agrees that by not later than October 7, 2002, Martin Industries shall have obtained a letter of intent from an alternate financing source to refinance and pay in full the indebtedness of Martin Industries then outstanding to the Bank under the Loan Agreement or a letter of intent with a third party providing for a transaction which, upon closing, will result in the payment in full of such indebtedness to the Bank. Martin Industries does not currently expect to publicly disclose developments regarding its pursuit of strategic alternatives unless and until it is in a position to announce it has decided upon a definitive transaction or strategic alternative. The Bank acknowledges that it is aware, and that it will advise its officers, employees, agents and representatives who become aware of material, non-public information concerning Martin Industries, that the United States securities laws prohibit them from purchasing or selling securities of Martin Industries while in possession of such material, non-public information.

Effective as of August 30, 2002, all references in the Loan Documents to the "Loan Agreement" shall mean the Loan Agreement, as heretofore modified and amended and as further modified and amended hereby.

In all other respects, the Loan Agreement shall remain in full force and effect in accordance with its terms.

In addition to the foregoing, the Bank waives until November 4, 2002, or until any earlier maturity, any default or Event of Default arising out of the Borrower's failure to comply with Sections 8.09, 8.11, 8.12, 8.13 and 8.20 of the Loan Agreement with respect to the fiscal periods ended through August 31, 2002.

In addition, the Bank agrees that the payment date of the fee in the amount of One Hundred Thousand and No/100 Dollars ($100,000) due to be paid to the Bank by Martin Industries on August 31, 2002 (the "Maturity Fee"), is extended to November 4, 2002.

To evidence the acceptance of the foregoing amendments and agreements on the terms and conditions set forth herein, please sign and return to me the enclosed copy of this letter agreement. By so signing the enclosed copy of this letter agreement, Martin Industries acknowledges and agrees to the following terms and conditions of such amendments and agreements:

1. This letter agreement shall not be deemed to be an accord and satisfaction of the Indebtedness or any other obligation owed to the Bank.

2. All collateral that now secures all or any of the Indebtedness shall continue to secure same. Nothing in this letter agreement diminishes any security interest or lien that the Bank has in any assets securing the Indebtedness. All of the collateral, rights, security, and guarantees


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         that the Bank now has to secure any of the Indebtedness due from
         Martin Industries shall remain in full force and effect and are hereby ratified and confirmed.

3. The Bank reserves all of its rights and remedies under the Loan Agreement, the Security Documents, any other Loan Documents, and/or applicable law, in respect of any Event(s) of Default. The current non-exercise by the Bank of any rights and remedies which it may have shall not constitute a release or waiver of any of its rights and/or remedies or a release or waiver of any Event(s) of Default under the Loan Agreement, the Security Documents, or any other Loan Documents, except for the Waiver provided in this letter agreement. The Bank specifically reserves the right to invoke any and all rights and remedies at any time in its sole discretion.

4. Martin Industries hereby releases, satisfies, cancels, waives, acquits, and forever discharges the Bank, its directors, officers, employees, agents, attorneys, successors and assigns, of and from any and all claims, demands, actions, or causes of action of any kind or character, arising at any time in the past, up to and including the date of this letter agreement, which relate or pertain in any way to the Indebtedness and/or collection of them.

5. The Indebtedness is owed by Martin Industries to the Bank for the amount (exclusive of outstanding letters of credit, interest, ACH exposures and the Bank's attorneys fees) herein stated and there are no defenses, setoffs, or counterclaims with respect thereto:

                                                                                       Payoff as of
             General Description                   Obligation No.                     August 30, 2002
         ----------------------------       ---------------------------         --------------------------

         Line of Credit                                #524769                       $6,887,376.10

6. Martin Industries agrees to pay the Indebtedness strictly and promptly in accordance with the terms of the applicable promissory notes or other debt instruments, as specifically modified by the Loan Agreement and this letter agreement.

7. Martin Industries shall pay to the Bank a fee in the total amount of Five Thousand and No/100 Dollars ($5,000.00) upon the execution of this letter agreement. Subject to the terms and conditions otherwise applicable to the making of Advances under the Loan Agreement, Martin Industries may request and receive an Advance to pay the Closing Fee.

8. Martin Industries acknowledges that the Bank has earned warrants to purchase common stock in Martin Industries equal to ten percent (10%) of the outstanding shares of Martin Industries for a per share purchase price of $0.14 (the "Warrants"). On or prior to September 16, 2002, Martin Industries shall take all corporate action necessary to amend the per share purchase price of the Warrants to be $0.01 and shall issue and deliver the Warrants to the Bank. Failure by Martin Industries to take all appropriate corporate action to so amend the per share purchase price of the Warrants and deliver the Warrants shall constitute an Event of Default.


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9.       Martin Industries agrees to pay to the Bank's counsel, Wilmer, Lee &
         Rowe, P.A., on or before November 7, 2002, all of its attorney's fees incurred in connection with this amendment and/or the collection of the Indebtedness.


                               Very truly yours,



                               Darlene Chandler
                               Vice President


cc:      Denson N. Franklin III, Esq.
         S. Dagnal Rowe, Esq.


ACCEPTED AND AGREED TO BY:

                MARTIN INDUSTRIES, INC.



By:
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               James W. Truitt
Its Vice President and Chief Financial Officer


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